Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact: Claire McAdams Headgate Partners LLC 530.265.9899, 530.265.9699 fax email: claire@headgatepartners.com	Company Contact: Dan Choy Nanometrics Incorporated 408.545.6000, 408.232.5910 fax email: dchoy@nanometrics.com

James P. Moniz Joins Nanometrics as Chief Financial Officer

MILPITAS, Calif., February 18, 2009 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology equipment to customers in the semiconductor, silicon wafer, data storage, solar photovoltaic and HB-LED industries, announced today that James P. Moniz has been named Chief Financial Officer (CFO) of the company, effective February 18, 2009.

Prior to joining Nanometrics, Mr. Moniz, age 51, served as CFO of Photon Dynamics, Inc. from April 2008 until its recent acquisition by Orbotech Ltd. For the eight years prior, Mr. Moniz was CFO, Treasurer and Assistant Secretary of Nextest Systems Corporation until its acquisition by Teradyne in 2008. From June 1998 until October 2000, he was Vice President and Chief Financial Officer of Millennia Vision Corporation, and from October 1996 until May 1998 he served as Vice President of Finance for Fairchild Imaging Systems. Previously, from November 1991 until October 1996, Mr. Moniz served as Vice President of Finance and Administration and later as President of Rolm Computers.

“We are excited to welcome Jim Moniz to the Nanometrics management team,” commented Dr. Timothy J. Stultz, president and chief executive officer. “After an exhaustive five-month search, we found a financial executive with the right blend of professional, industry and business experience to make immediate and long term contributions to Nanometrics. Jim brings over two decades of senior financial leadership experience, including serving as CFO of two publicly-traded companies in our sector. He has a superb knowledge of the semiconductor manufacturing industry and will be a great addition to our management team. Finally, I’d like to express my gratitude to Bruce Crawford, our COO, who has done a terrific job over the past five months of shouldering the added responsibility of CFO while we conducted our search.”

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in semiconductor manufacturing and also by customers in the silicon wafer, data storage, solar photovoltaic and HB-LED (high-brightness light-emitting diode) industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

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